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                                                                     Exhibit 8.1





                          ______________________, 2002


        Re: Merger of Three Rivers Bancorp, Inc., with and into Sky Financial
            Group, Inc.


Ladies and Gentlemen:

                  You have requested our opinion regarding 1) certain material Federal income tax consequences of the merger (the "Merger") of Three Rivers Bancorp, Inc. ("Three Rivers"), a Pennsylvania corporation, with and into Sky Financial Group, Inc. ("Sky"), an Ohio corporation, and (2) the effect with respect to Section 355(e) of the Internal Revenue Code of 1986, as amended (the "Code"), of the Merger on the April 2000 distribution of 100% of the shares of Three Rivers to the shareholders of Ameriserve Financial, Inc. (the "Distribution"). Pursuant to the Agreement and Plan of Merger entered into by Three Rivers and Sky as of May 7, 2002 ("Merger Agreement"), total merger consideration will consist of 5,121,461 shares of Sky stock and $39,987,143.00 cash.

                               Documents Examined

                  In delivering this opinion, we have reviewed and relied upon the following:

                  1. The Merger Agreement (including Exhibits).

                  2. The Registration Statement on Form S-4 as filed with the Securities and Exchange Commission in connection with the Merger and related transactions (the "Registration Statement"). Unless otherwise defined, capitalized terms referred to herein have the meanings set forth in the Registration Statement.

                  3. The Representation Certificates of officers of Three Rivers and Sky, respectively, (the "Representation Certificates") dated as of the date hereof.

                  4. Such other documents, records, and matters of law as we have deemed necessary or appropriate in rendering this opinion.

         In our review and examination of the foregoing, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or duplicate copies thereof. We have further assumed that the execution and delivery of any of the foregoing have been duly authorized by all necessary corporate actions in order to make the foregoing valid and legally binding obligations of the parties, enforceable in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, or

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other similar laws, both state and federal, affecting the enforcement of creditors' rights or remedies in general from time to time in effect and the exercise by courts of equity powers or their application of principles of public policy.


                               FACTUAL ASSUMPTIONS

                  In rendering this opinion, we have made the following assumptions as to factual matters:

                  1. The Representation Certificates referenced in the section hereof entitled DOCUMENTS EXAMINED are executed and delivered to us in the form that we have heretofore tendered them;

                  2. The representations as to factual matters contained in the Representation Certificate are all true, correct, and complete in all material respects as of the date of the Merger and no actions have been (or will be) taken that are inconsistent with such representations;

                  3. Any statement made in any of the documents referred to herein "to the best of the knowledge" of any person or party is correct without such qualification;

                  4. All statements, descriptions and representations contained in any of the documents referred to herein or otherwise made to us are true and correct in all material respects and no actions have been (or will be) taken that are inconsistent therewith;

                  5. The Merger, and all transactions related thereto or contemplated by the Merger Agreement and the Registration Statement shall be consummated in accordance with the terms and conditions of the applicable documents;

                  6. The Merger will be reported by Three Rivers and Sky on their respective federal income tax returns in a manner consistent with the opinion set forth below; and

                  7. At the closing, either counsel for Three Rivers or counsel for Sky will provide an unqualified opinion that the Merger will qualify as a statutory merger under applicable state corporation law.

                             LIMITATIONS ON OPINION

         The following limitations apply with respect to this opinion:

                  1. This opinion is based upon the current provisions of the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder (including proposed Treasury regulations), and the interpretations thereof by the Internal Revenue Service and those courts having jurisdiction over such matters as of the date of the Merger, all of which are subject to change either prospectively or retrospectively. No opinion is rendered with respect to the effect, if any, of any pending legislation or administrative regulation or ruling as of the date of the Merger, or any future legislation or administrative regulation or ruling, that may have a bearing on any of the foregoing. We disclaim any undertaking to advise you of any subsequent


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changes in applicable law, regulations, or interpretations thereof. This opinion is not the equivalent of a ruling from, and is not binding on, the Internal Revenue Service, and there can be no assurance that the Internal Revenue Service or the courts will agree with the conclusions expressed herein.

                  2. We have not been asked to render an opinion with respect to any federal income tax matters except those set forth below, nor have we been asked to render an opinion with respect to any foreign, state or local tax consequences of the Merger. Accordingly, this opinion should not be construed as applying in any manner to any tax aspect of the Transaction other than as set forth below.

                  3. All factual assumptions set forth above are material to all opinions herein rendered and have been relied upon by us in rendering all such opinions. Any material inaccuracy in any one or more of the assumed facts may nullify all or some of the conclusions stated in such opinion.

                                     Opinion

                  Based upon and subject to the foregoing, we hereby render the following opinions:

                           (a) The Merger will be treated for federal income tax
purposes as a reorganization within the meaning of Section 368(a)(1)(A) of the Code;

                           (b) Three Rivers and Sky will each be a "party to the
reorganization" as defined in Section 368(b) of the Code;

                           (c) No gain or loss will be recognized by Sky or
Three Rivers as a result of the transactions contemplated in the Merger
Agreement;

                           (d) No gain or loss will be recognized by
shareholders of Three Rivers who exchange shares of Three Rivers stock solely for shares of Sky common stock;

                           (e) The total federal income tax basis of the shares
of Sky common stock received by a Three Rivers shareholder will be the same as the total federal income tax basis of the shares of Three Rivers common stock surrendered in the exchange by such shareholder (other than that portion of such basis that is allocated to a fractional share of Sky common stock for which cash was received), decreased by the amount of cash received in the exchange (excluding cash in lieu of fractional shares), and increased by the amount of gain, if any, recognized in the exchange (including any portion of the gain that is treated as a dividend but excluding any gain recognized as a result of cash received instead of a fractional share);

                           (f) The holding period of the shares of Sky common
stock received by the Three Rivers shareholders will include the holding period for the shares of Three Rivers common stock surrendered in the exchange, provided that the shares of Three Rivers common stock were held as a capital asset;


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                           (g) The Distribution was not part of a plan (or
series of related transactions) pursuant to which one or more persons acquire directly or indirectly stock representing a 50% or greater interest in Three Rivers;

                           (h) Gain will be recognized by a Three Rivers
shareholder upon the receipt of cash in lieu of a fractional share of Sky stock and such gain will be taxable as capital gain if the Three Rivers stock exchanged therefor was held by such shareholder as a capital asset; and

                           (i) The gain, if any, to be realized by a Three
Rivers shareholder upon the receipt of cash (other than cash referenced in (h) above) in exchange for Three Rivers stock will be recognized, but not in excess of the amount of cash received. Such gain will generally be taxable as capital gain if the Three Rivers stock exchanged therefor was held by such shareholder as a capital asset. However, it is possible, under certain very limited circumstances described in the Registration Statement, that one or more shareholders of Three Rivers may be required to treat cash received in the Merger (other than cash referenced in (h) above) as ordinary dividend income.

                                  Respectfully submitted,




                                  Squire, Sanders & Dempsey L.L.P.











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